Exhibit 99.1

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EDITED TRANSCRIPT

SANM.OQ - Q3 2020 Sanmina Corp Earnings Call

EVENT DATE/TIME: JULY 29, 2020 / 9:00PM GMT

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JULY 29, 2020 / 9:00PM, SANM.OQ - Q3 2020 Sanmina Corp Earnings Call

C O R P O R A T E P A R T I C I P A N T S

Hartmut Liebel Sanmina Corporation - CEO & Director

Kurt Adzema Sanmina Corporation - Executive VP & CFO

Paige Melching Sanmina Corporation - Senior VP of Marketing & Investor Communications

C O N F E R E N C E C A L L P A R T I C I P A N T S

Christian David Schwab Craig-Hallum Capital Group LLC, Research Division - Senior Research Analyst & Partner

Jim Suva Citigroup Inc. Exchange Research - Research Analyst

Ruplu Bhattacharya BofA Merrill Lynch, Research Division - VP

P R E S E N T A T I O N

Operator

Ladies and gentlemen, thank you for standing by, and welcome to the Sanmina Corporation's Third Quarter Fiscal 2020 Earnings Call. (Operator Instructions)

I would now like to hand the conference over to your speaker today, Paige Melching, Senior Vice President of Marketing and Investor Communications. Please go ahead.

Paige Melching - Sanmina Corporation - Senior VP of Marketing & Investor Communications

Thank you, Josh. Good afternoon, ladies and gentlemen, and welcome to Sanmina's Third Quarter Fiscal 2020 Earnings Call. A copy of our press release and slides for today's discussion are available on our website, at sanmina.com, in the Investor Relations section.

Let me remind everyone that today's call is being webcasted and recorded and will be available on our website. You can follow along with our prepared remarks in the slides provided on our website.

Please turn to Slide 2 of the presentation or the press release safe harbor statement. During this conference call, we may make projections or other forward-looking statements regarding our future events or future financial performance of the company. We caution you that such statements are just projections. The company's actual results could differ materially from those projections in these statements as a result of a number of factors set forth in the company's annual and quarterly reports filed with the Securities and Exchange Commission.

The company is under no obligation to and expressly disclaims any such obligation to update or alter any of the forward-looking statements made in the earnings release, the earnings presentation, the conference call or the Investor Relations section of our website, whether as a result of new information, future events or otherwise, unless otherwise required by law.

You will note in our press release and slides issued today that we have provided you with statements of operations for the quarter ended June 27, 2020, on a GAAP basis as well as certain non-GAAP financial information. A reconciliation between the GAAP and non-GAAP financial information is also provided in the press release and slides posted on our website. In general, our non-GAAP information excludes restructuring costs, acquisition and integration costs, noncash stock-based compensation expense, amortization expense and other unusual or infrequent items.

Any comments we make on this call as they relate to the income statement measures will be directed at our non-GAAP financial results. Accordingly, unless otherwise stated in this conference call, when we refer to gross profit, gross margin, operating income, operating margin, taxes, net income and earnings per share, we are referring to our non-GAAP information.

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JULY 29, 2020 / 9:00PM, SANM.OQ - Q3 2020 Sanmina Corp Earnings Call

I would now like to turn the call over to Hartmut Liebel, Chief Executive Officer.

Hartmut Liebel - Sanmina Corporation - CEO & Director

Thanks, Paige. And welcome. Thank you for joining us here today. You just heard from Paige, and also joining me on the call today is Kurt Adzema, Chief Financial Officer.

The format for today's call is that I will open with a few comments and then turn the call over to Kurt to discuss the detailed financial results for our fiscal third quarter. And then I will follow up with some commentary around our end market outlook.

First and foremost, I want to thank our customers, many longstanding, some new, for their business and partnership with Sanmina. The benefits of these strong relationships were very apparent, in particularly in the last few months as we worked jointly during these challenging times. And of course a big thank you goes to all of our Sanmina employees. We couldn't have delivered these results without your very focused and hard work.

During our last earnings call we spoke about the challenging supply chain conditions, transportation and overall operational inefficiencies posed by COVID-19 and the macroeconomic environment. What we did not know back then was with great detail just how fast we could address them. As we look at our Q3 results, I'm really pleased how well our team executed. We were able to grow our revenue by 4% over the prior quarter and exceeded our revenue, margins and EPS expectations.

Our team's focus on customer satisfaction, improved efficiencies and optimizing our cost structure is evident in our results and will be important attributes to our future performance. Again I'm very encouraged by the actions taken by our leadership team and associates around the world to meet our commitments and the demands of our customers.

With that, let me turn the call over to Kurt to provide more details around our results for the third quarter. Kurt?

Kurt Adzema - Sanmina Corporation - Executive VP & CFO

Thanks, Hartmut. Given the continued challenges and uncertainty associated with COVID-19 and the macroeconomic environment, as a management team we focused on the following 3 things: the optimization of our cost structure, the leveraging of our existing manufacturing capacity and cash generation. We are intensely focused on each dollar we spend. We're spending only those dollars where we are confident on the return on capital will be compelling.

I am pleased to report the impact of these efforts were evident in the results for the quarter. Please turn to Slide 3. Third quarter revenue of $1.65 billion was up 4% sequentially and exceeded our outlook of $1.5 billion to $1.6 billion provided in April. This was primarily due to the strength of demand in our communications business, driven by IP, optical networking and wireless, including 5G.

Q3 non-GAAP gross margin was 8.1%, up from 6.9% in the prior quarter. This improvement was primarily a result of the strong focus on: manufacturing efficiencies and lower costs, including medical; the benefit of certain international government subsidies related to maintaining employment levels in those geographies that helped offset some of the inefficiencies due to COVID-19; and higher revenue levels.

Q3 non-GAAP operating expenses of $58.7 million were lower primarily as the result of reduced spending, including travel. Q3 non-GAAP operating margin improved to 4.6%. Q3 non-GAAP other expenses were approximately $4.5 million. This was down approximately $9 million relative to the prior quarter. This was primarily due to a gain of approximately $3.6 million related to deferred compensation assets as the result of the appreciation in the stock market and other financial assets in the third quarter. This compares to a loss of $5.1 million related to those same deferred compensation assets in the second quarter. As a reminder, gains or losses related to deferred compensation assets have no net impact on non-GAAP earnings per share. Deferred compensation gain or losses are equally offset with corresponding increases or decreases in manufacturing and operating expenses.

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JULY 29, 2020 / 9:00PM, SANM.OQ - Q3 2020 Sanmina Corp Earnings Call

Finally, Q3 non-GAAP fully diluted earnings per share increased to $0.86 as a result of a strong focus on: manufacturing efficiencies and lower costs, including medical; the benefit of certain international government subsidies related to maintaining employment levels in those geographies that helped offset some of the inefficiencies due to COVID-19; and higher revenue levels. We continue to focus on leveraging of existing manufacturing capacity to minimize capital expenditures. Gross capital expenditures were approximately $9.7 million in the third quarter. This was lower than prior expectations, partially due to a delay in delivery of some items due to COVID-19, which we now expect to receive in the fourth quarter. Depreciation and amortization was approximately $28.9 million in the third quarter.

Please turn to Slide 4. Here you can see additional income statement details related to the quarter and the associated comparisons.

Now please turn to Slide 5. Here you can see through our efforts to optimize our cost structure and improve our manufacturing efficiency, we've delivered non-GAAP margins and earnings per share in the third quarter comparable to our results prior to COVID-19, on lower revenue levels.

Now please turn to Slide 6. Here you can see both of our segments' revenues and gross margins improved relative to the prior quarter. As you can see on the left, IMS segment revenue increased to approximately $1.35 billion. This was primarily due to strength of our communications business, driven by IP, optical networks and wireless, including 5G. Non-GAAP gross margins for IMS improved to 7%. On the right, Components, Products and Services revenues increased to $337 million, primarily driven by the strength in our printed circuit board and our Global Services businesses. Non-GAAP gross margin for CPS improved to 12%.

Now please turn to Slide 7. On this page you can see our revenues by end market. As we mentioned, we experienced strong growth in the communications market, which grew 19% over the prior quarter, again driven by IP, optical networks and wireless, including 5G. Medical revenue, driven by COVID-related products as well as industrial revenues grew relative to the prior quarter as well. As expected, due to factory shutdowns of our customers due to COVID-19, we saw weakness in the automotive end market. In addition, defense was slightly down due to some COVID-19-related component shortages. Over all, the aggregate industrial/medical/defense/automotive market segment was down 3%. Cloud was slightly down versus the prior quarter.

Now please turn to Slide 8. Here you can see we have a very strong balance sheet. We generated approximately $64 million of cash from operations and $54 million of free cash flow. Cash and cash equivalents were approximately $1.1 billion at the end of the quarter. Again, $650 million of our $700 million revolver remained drawn down at the end of the quarter. However, we did not use any of this cash last quarter and do not expect to use any of this cash in the fourth quarter. Again, we generated free cash flow in the third quarter and expect to generate free cash flow again in the fourth quarter. We continue to maintain a low debt-to-cash ratio of 0.9. Our term loan has a balance of $357 million and matures in November 2023.

During the quarter we repurchased approximately 667,000 shares for approximately $17.5 million, at an average price of $26.25. For the year-to-date, we have repurchased a total of approximately 3.4 million shares for a total of approximately $87.6 million, at an average price of $25.77. We'll continue to be opportunistic in repurchasing shares.

I would now ask you to turn to Slide 9. Here you can see additional balance sheet details related to the quarter and the associated comparisons.

If we now turn to Slide 10, you can see that inventory was flat, at approximately $884 million, and inventory turns also flat, at 6.9x. Cash cycle days were 56.4. Non-GAAP pretax return on invested capital was 24.3%, improving from 14.6% last quarter and the best level we've seen in many quarters.

Now please turn to Slide 11, so we can discuss the fourth quarter outlook. Our global manufacturing operations in all our geographies are up and running. However, we still foresee continued impact of COVID-19 to our business in the fourth quarter. The impact of COVID-19 and the general macroeconomic environment will continue to evolve as the quarter progresses. Again, as a management team we will remain focused on the optimization of our cost structure, the leveraging of our existing manufacturing capacity as well as cash generation.

As we think about the outlook, it should be noted that this quarter we will have 14 weeks relative to 13 weeks in the prior quarter. It should also be noted for year-over-year comparisons that our fourth quarter does not have 14 weeks every year, but once every 5 years. Our outlook reflects any additional impact of this 14th week on revenues and expenses.

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JULY 29, 2020 / 9:00PM, SANM.OQ - Q3 2020 Sanmina Corp Earnings Call

Our outlook for the fourth quarter is that revenue will be in the range of $1.73 billion to $1.83 billion. Over all, customer demand for the quarter is expected to be relatively stable in all of our market segments after adjusting for the extra week. We expect non-GAAP gross margins to be in the range of 7.4% to 8%. We expect to see minimal additional benefit related to certain international government subsidies relating to maintaining employment levels in those geographies that we received in the third quarter.

Non-GAAP operating expenses should be approximately $61 million to $63 million. The expected increase in operating expenses relative to the prior quarter is primarily the result of the extra week. We expect non-GAAP operating margin to be in the range of 4% to 4.5%. We expect non-GAAP other expenses to be approximately $9 million to $10 million. Our non-GAAP tax rate is expected to be around 18%. We expect non-GAAP fully diluted share count to be approximately 69 million shares.

When you consider all of this guidance, our outlook for non-GAAP diluted earnings per share for the quarter is in the range of $0.73 to $0.83. Adjusting for estimated stock compensation of $0.11 per share, that implies GAAP diluted earnings per share is expected to be between $0.62 and $0.72. We expect capital expenditures to be around $18 million and depreciation and amortization to be around $29 million.

Finally, again, we expect to generate free cash flow in the quarter. We are intensely focused on every dollar we spend. We will again continue to only spend those dollars we are confident that the return on capital will be compelling.

There's a lot of variables that are changing every day as we manage through the COVID-19 crisis and the macroeconomic environment. I believe Sanmina has navigated through these well to date, and we are positioning ourselves well with customers in our key markets to benefit during the ultimate recovery.

I'll now turn the call back to Hartmut for some additional comments.

Hartmut Liebel - Sanmina Corporation - CEO & Director

Thank you, Kurt. Again, I'm pleased, very pleased with our financial performance, especially given the challenges we faced in the quarter. And as Kurt mentioned, our outlook for the fourth quarter continues to show the confidence we have in our business model, despite the challenges and uncertainty associated with COVID-19 and the overall economic environment.

All of our operations on 6 continents are running, with the vast majority of our employees back in our facilities, and strong execution by our supply chain team to secure the components needed to meet our customer demand was a key driver in our ability to ship product out and exceed our revenue expectations for the quarter. While we still see some components with extended lead times, however, the vast majority of the supply chain has largely stabilized.

We're also seeing some improvement in freight capacity and rates. However, as long as passenger traffic is down and since passenger and cargo traffic is using the same equipment, cargo will remain constrained. So we're working very closely with our customers, suppliers and carriers to optimize routes and find new options to support our customers' needs.

As we continue to optimize our operations and become more agile with the changing dynamics, we believe it will become evident in our business model. There's much more to be done. However, there are so many things we can be proud of. Our response and action speak volumes about our organization and our relationship with our customers and suppliers.

Now please turn to Slide 13, as I walk you through what we're seeing in our end markets for Q4. Based on the most recent forecasts and dialogue with our customers, we expect revenue for the fourth quarter to be in the range of $1.73 billion to $1.83 billion. In the aggregate, for the industrial/medical/defense/aerospace/automotive segment we expect this to be up on a sequential basis. Specifically, we're seeing demand improve in automotive. The strength in automotive is a recovery from the softness in the third quarter as automotive companies are coming back online.

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JULY 29, 2020 / 9:00PM, SANM.OQ - Q3 2020 Sanmina Corp Earnings Call

And just to give you some perspective on what we're seeing in the overall medical equipment market, depending what product we're producing there are some ups and some downs. For example, demand for products that are supporting virus testing, lab diagnostics, ventilation and ultrasound have been up, while other general hospital products have been down for surgical and large diagnostic imaging. We believe though sometimes elective procedures are postponed and existing equipment can handle that reduced volume. Over time, I would think that market will come back stronger. On the other side, direct consumer-facing products, such as daily diabetic treatments, remain very stable and the outlook there is encouraging.

Communications networks is expected to be up on a sequential basis as our customers continue to build out the infrastructure needed to support the increased need for more bandwidth as a result of the number of people working from home, virtual learning and video streaming continues to be on the rise. Cloud computing, we expect demand to be relatively stable in this market. And over all, we see stable demand in the fourth quarter from our segments, giving us confidence in our revenue outlook.

Please now turn to Slide #14. While we're working through a very dynamic environment, it is important that we always position ourselves for the future. We continue to focus on the following key initiatives. First, profitable revenue growth through a focus on key customers in high-complexity, mission-critical end markets.

Second, we have the balance sheet and operational capacity to take on new business. We are focusing on market-leading onboarding processes for new programs. I believe we have proven this during COVID, and I don't think it stops here.

Third, in particular in this environment we emphasize cash generation, with a keen focus on return on invested capital for the short and the long term.

And fourth, our continued drive toward lean and flexible manufacturing processes will allow for more leverage in our business model. I believe we have started to see the benefits of this effort, and this continues to be an important aspect of our future success.

With this, please turn to Slide #15. I want to take a short step back and summarize the key points that we shared with you today. So first, despite tremendous challenges in Q3, we executed on our strength and delivered good results.

Revenue, margins and EPS exceeded our expectations. Free cash flow remains a priority, and in Q3 we generated $54 million. Year-to-date, we've generated $167 million. And we expect to generate positive free cash flow in the fourth quarter as well. For Q4, we expect revenue between $1.73 billion and $1.83 billion and non-GAAP EPS between $0.73 and $0.83.

In summary, what I want to emphasize is that while we can't predict the market dynamics related to COVID and the overall economic environment, we continue to take the necessary steps to control costs and improve efficiencies. We're collaborating even better and closer with our customers, and I'm very proud of what our team is accomplishing under very difficult conditions.

With that, we can open the call up for Q&A. Josh, please?

Q U E S T I O N S A N D A N S W E R S

Operator

(Operator Instructions) And your first question comes from Ruplu Bhattacharya with Bank of America.

Ruplu Bhattacharya - BofA Merrill Lynch, Research Division - VP

I wanted to focus on the communications network segment. It seems it came in much stronger than what you had expected. So Hartmut, can you give us some details on what you saw in the networking, optical and wireless sub-segments, which one was stronger, which one was weaker? And

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JULY 29, 2020 / 9:00PM, SANM.OQ - Q3 2020 Sanmina Corp Earnings Call

if you can touch on any trends by region, was this broad-based, was it confined to a few customers or was it a broad strength that you saw across the market? So any details there would be appreciated.

Hartmut Liebel - Sanmina Corporation - CEO & Director

Sure, Ruplu. Great to hear your voice. So what I would probably emphasize is that because we are working with pretty much all the market leaders in this segment, we are very, very happy obviously with the actual performance, but also with the outlook. We are very happy about how we're positioned with all these market leaders in this space, especially as it relates to our most recent program wins. I believe we are, broadly speaking, on the latest technology, which gives us great confidence for our outlook for Q4, Q3 actual and the outlook for Q4.

And regionally, it's pretty broad-based. You know our footprint is rather broad-based in this particular market.

Ruplu Bhattacharya - BofA Merrill Lynch, Research Division - VP

And just a follow-up to that question, are you seeing any 5G projects coming in? Or are they getting delayed? Or is it as you had expected in terms of the timing for the 5G projects?

Hartmut Liebel - Sanmina Corporation - CEO & Director

We're still watching this very, very closely. Remember, this market, we're not just focused on 5G, but the entire generational spectrum. And so still watching it very, very closely. But I don't think there's a brand-new update since we spoke about that last time.

Ruplu Bhattacharya - BofA Merrill Lynch, Research Division - VP

Okay. Okay. And then on the industrial market, you've talked about medical, defense and automotive. So I appreciate the color there. On the industrial segment, can you talk a little bit about what you saw there? I know you make the radios for the emergency services and other industrial end markets. So any commentary on the industrial side?

Hartmut Liebel - Sanmina Corporation - CEO & Director

So again we're super happy of working with the market leaders in this space. Revenue is stable and supporting our outlook here for Q4. So we are very, very pleased with our position there.

Ruplu Bhattacharya - BofA Merrill Lynch, Research Division - VP

Okay. Great. And for my last question, if I can ask, just your thoughts in terms of the use of cash. You have a strong balance sheet. You've drawn on the revolver, but you don't need to use it. So given you're expecting strong free cash flow, at this stage of the cycle would it make sense to look at M&A for inorganic growth? So just your thoughts on buybacks versus M&A versus other uses of cash.

Hartmut Liebel - Sanmina Corporation - CEO & Director

Sure. Ruplu, I know -- I have Kurt next to me, who is watching our cash very, very carefully. So Kurt, how about you take that question.

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JULY 29, 2020 / 9:00PM, SANM.OQ - Q3 2020 Sanmina Corp Earnings Call

Kurt Adzema - Sanmina Corporation - Executive VP & CFO

Sure. So again, we've talked about this before. There's many different uses of cash we look at. Obviously, our first thing is to invest in the business. And as we look at some of these new exciting opportunities with customers, then we want to make sure we have the balance sheet to support that and to invest in that. So that's our #1 goal.

Secondly, again, we've talked about share repurchases. We did a bunch last quarter and the quarter before. And again we'll continue to be opportunistic about that. We'll only -- we're using our free cash, part of our free cash flow to fund those.

We do look at debt retirement. Again, every quarter we typically have -- our term loan has about $5 million, a little under $5 million, that's due. So our debt declined by $5 million. And on the revolver, we'll reevaluate whether or not to keep that outstanding sometime during the quarter. My expectation is there's a good chance we'll repay that by the end of the quarter, but it will depend on the circumstances.

In terms of your broader question about acquisitions, obviously, it's something that we're always looking at. We've got a strong balance sheet that would allow us to do that. But at the same time, we think -- Hartmut and I believe there's a lot of opportunity just to improve the business organically. And so I would say given the challenging times, we're very focused on our existing business and how we can improve our existing business, but we're always looking opportunistically at acquisitions as well.

Operator

Your next question comes from Jim Suva with Citigroup.

Jim Suva - Citigroup Inc. Exchange Research - Research Analyst

I have 2 questions, but they're unrelated. So I'll take them one at a time. The first one is the operating margins for this quarter were very impressive. If I do my math correctly for next quarter, it looks like higher revenues, but margins come in a little bit. Is that due to mix or the extra week in the quarter that's more like administrative overhead burdened? Or why would revenues go higher, yet margins come lower?

Kurt Adzema - Sanmina Corporation - Executive VP & CFO

Sure. So I'd say there's 2 parts to that. And obviously, there's always a lot of moving pieces. But I would say, first of all, again, even though revenues are higher we also have the extra week of costs associated with that, and that's both on the manufacturing side and on the operating expense side. So our operating expenses are going to be higher, as I noted, and our manufacturing expenses are going to be higher. So I think that's one thing to take into account.

I think the second thing that I noted was that we received a fair amount of subsidies from some foreign governments last quarter that were contingent on maintaining certain employment levels. And that benefited us last quarter, and we don't see the same -- we see a minimal amount of that this quarter. And so that's the other thing that I would say is different between Q3 and Q4.

So when you put those 2 things together, that's why we have at the midpoint slightly lower gross margin and, again, higher OpEx and, therefore, a little bit lower operating margin. But again, at 4% to 4.5%, I think that's still a good place to be at, given the economic environment that we're in. It doesn't mean we're satisfied with that. But as we talked about, we're very pleased not only with the results of last quarter but, more importantly, what we see as the outlook for this quarter.

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JULY 29, 2020 / 9:00PM, SANM.OQ - Q3 2020 Sanmina Corp Earnings Call

Jim Suva - Citigroup Inc. Exchange Research - Research Analyst

Great. So my follow-up question is regarding the Cloud. Can you talk about kind of what's going on there? I think you sequentially saw some revenue deceleration there. Is it like program-specific or inventory digestion or pricing? How should we sort of think about what's going on with Cloud with you, which has been a great story?

Hartmut Liebel - Sanmina Corporation - CEO & Director

So this is predominantly a project-driven business for us, where we're very, very, very selective which projects and which customers we're choosing here. And so it remains, as I said, kind of like a niche business for us. It's an important business for us with some future potential. So it's stable right now. Very happy about the management team and the customers who we're working with there, and it's supporting our Q4 outlook, as we've expressed here. So good niche business for us that we hope to figure out over time how to expand further.

Operator

(Operator Instructions) And your next question comes from Christian Schwab with Craig-Hallum.

Christian David Schwab - Craig-Hallum Capital Group LLC, Research Division - Senior Research Analyst & Partner

On the communications network business, can you give a little bit more clarity of whether that strong sequential strength was more optical or Wireless Infrastructure weighted?

Hartmut Liebel - Sanmina Corporation - CEO & Director

So we work very, very successful here with the leaders here in the optical business. Unfortunately, we don't have an opportunity yet to break this down into those components. But broadly speaking, it is broad-based. We are very happy again with the relationships we have, with the strong collaboration we have with these customers here in Q3 and Q4, which showed up in the results and a very, very strong outlook for Q4.

So that's pretty much the type of detail that I can share with you. But again, we are super, super happy about the relationships we have, the most recent programs and wins we have, and that gives me a lot of confidence here for quite some time to come.

Christian David Schwab - Craig-Hallum Capital Group LLC, Research Division - Senior Research Analyst & Partner

That's great. And then did you guys have any 10% customers in the quarter?

Hartmut Liebel - Sanmina Corporation - CEO & Director

Well, we disclose our customer list in our public filings, and we have one 10% customer for the quarter. And beyond that, we don't make any additional disclosures.

Christian David Schwab - Craig-Hallum Capital Group LLC, Research Division - Senior Research Analyst & Partner

Okay. No worries. And then as we get past kind of the -- hopefully get past the COVID disruptions, do you think that you can sustain gross margins and mix and business focused on leading customers with leading market positions and potentially more complicated designs and structures that you're working with them to keep gross margins? Should we be thinking that this is kind of going to be a sustainable 8% gross margin, 4.5% operating margin business, with growth on the back side of this at some point?

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JULY 29, 2020 / 9:00PM, SANM.OQ - Q3 2020 Sanmina Corp Earnings Call

Hartmut Liebel - Sanmina Corporation - CEO & Director

So we're not really forecasting the development of COVID here into the future. We're very, very happy of how we dealt with this and how we improved manufacturing efficiencies. And right now, the focus is on Q4, exactly because we really don't know the macroeconomic and COVID-related challenges that are going to come here on beyond Q4.

And obviously, Q3 has given us a lot of confidence in what we can do in terms of cost containment and bring leverage into our business model. So confidence into Q4. And when we reconnect on our next call, let's see how we have a chance to leverage this also into future quarters, but that's our focus here right now for Q4.

Operator

I'm showing no further questions at this time.

Hartmut Liebel - Sanmina Corporation - CEO & Director

Excellent. Great. I want to thank everybody for joining today's call and to your interest and support in Sanmina. And we very much look forward to providing you an update on the business on our next earnings call. Have a great day or a great evening.

Operator

This concludes today's conference call. Thank you very much for joining. You may now disconnect.

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